Exhibit 10.11

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 2, 2026 among EG Global Finance plc, a public limited company incorporated in England and Wales (the “Issuer”), and Deutsche Trustee Company Limited, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture dated as of November 24, 2023 (as supplemented by a first supplemental indenture, dated as of November 14, 2024, among others, the Issuer, the Trustee and the guarantors named therein, by a second supplemental indenture, dated as of March 20, 2026, among others, the Issuer, the Trustee and the subsequent guarantors named therein, by a third supplemental indenture dated March 25, 2026 among the Issuer, the Trustee and the subsequent guarantor named therein and by a fourth supplemental indenture dated June 26, 2026, among others, the Issuer, the Trustee and the subsequent guarantors named therein) (the “Indenture”), providing for the issuance of Senior Secured Floating Rate Cash Pay / PIK Notes due 2028 (collectively, the “Notes”);

WHEREAS, the Issuer requires certain amendments to be made to, and certain waivers to be provided pursuant to, the Indenture to (i) amend Section 1.01 of the Indenture to include Cumberland Farms Limited in the definition of “IPO Entity” (the “Proposed IPO Entity Amendment”); (ii) amend Section 4.02(a)(2) of the Indenture to extend the deadline for delivery of quarterly financial statements in respect of the fiscal quarter of the Parent ended June 30, 2026 to ninety (90) days following the end of such fiscal quarter and to reset the commencement date for the quarterly reporting obligations thereunder to the fiscal quarter ended September 30, 2026 (the “Proposed Reporting Amendment”); (iii) amend Section 4.02(h) of the Indenture to permit the Parent to provide consolidated financial statements of Cumberland Farms Limited, in addition to a Parent Entity, in lieu of those for the Parent, and to make corresponding amendments to references therein (the “Proposed Subsidiary Reporting Amendment”); (iv) amend Section 4.04(e)(2) of the Indenture to permit (x) payments required for any Holding Company to pay Related Taxes and (y) the surrender of accrued tax losses up to an aggregate amount of £230 million, in each case notwithstanding the restrictions on distributions, dividends and other payments to direct or indirect shareholders of the Parent set forth therein (the “Proposed Restricted Payment Amendment” and, together with the Proposed IPO Entity Amendment, the Proposed Reporting Amendment and the Proposed Subsidiary Reporting Amendment, the “Proposed Amendments”); (v) make certain waivers to the Issuer’s obligation under Section 4.07 of the Indenture to make an Asset Disposition Offer to repurchase the Notes as a result of the sale of the Group’s Australian business through the sale of the entire issued share capital of EG Group Australia Pty Ltd, EG AsiaPac Holdings Pty Ltd and their subsidiaries including EG Fuelco (Australia) Limited (the “Australian Sale”) and the Group’s French business pursuant to a share and purchase agreement dated April 22, 2026 (the “French Sale, and, together with the Australian Sale, the “Asset Sales) (the “Proposed Waivers”), and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Sections 9.02 and 9.06 of the Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, except as otherwise set forth in the Indenture, the Notes Documents may be amended, supplemented or otherwise modified with the consent of holders of at least a majority in aggregate principal amount of the Notes then outstanding, and subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (collectively, the “Required Consents”);

WHEREAS, the Issuer has solicited and obtained the Required Consents with respect to the Proposed Amendments and the Proposed Waivers and, as of the date hereof, no consents of any holder have been validly revoked pursuant to Section 9.04 of the Indenture or otherwise;

WHEREAS, Section 9.04 of the Indenture provides that an amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every holder of a Note;

WHEREAS, the Issuer has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Supplemental Indenture, all as certified by an Officer’s Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, as contemplated by Sections 9.02(b) and 9.06 of the Indenture, and as such, this Supplemental Indenture, the Proposed Amendments and the Proposed Waivers set forth herein and the Trustee’s entry into this Supplemental Indenture are authorized and permitted under Sections 9.02 and 9.06 of the Indenture;

WHEREAS, the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 9.02(b) and 9.06 of the Indenture;

WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of any Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO INDENTURE.

a) The following amendments are made to Section 1.01 of the Indenture (amended texts of the Indenture are shown in quotation marks below, with additions shown in bold underline):

““IPO Entity” means the Parent, any Holding Company, Cumberland Farms Limited or any Successor Company of the Parent, Cumberland Farms Limited or any Holding Company.”

b) The following amendments are made to Section 4.02(a)(2) of the Indenture (amended texts of the Indenture are shown in quotation marks below, with additions shown in bold underline and deletions shown in ~~bold strikethrough~~):

“within ninety (90) days following the end of the fiscal quarter of the Parent ended June 30, 2026 and, within sixty (60) days following the end of each of the first three fiscal quarters in each fiscal year of the Parent, beginning with the quarter ended September 30, ~~2023~~2026, quarterly financial statements containing the following information: (i) the Parent’s unaudited condensed consolidated balance sheet as at the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year to date period ending on the unaudited condensed balance sheet date and the comparable prior period, together with condensed footnote disclosure; (ii) unaudited pro forma income statement and balance sheet information of the Parent, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations (other than the UK&I Disposal) that have occurred since the beginning of the most recently completed fiscal year as to which such quarterly report relates; provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case the Parent will provide, in the case of a material acquisition, acquired company financials; (iii) an operating and financial review of the unaudited financial statements, including a discussion of the consolidated financial condition, results of operations, and material changes in liquidity and capital resources of the Parent; (iv)

a discussion of material changes in material debt instruments since the most recent report; (v) material subsequent events and any material changes to the risk factors disclosed in the most recent annual report; and (vi) reported Consolidated EBITDA; provided that the information described in clauses (iv), (v) and (vi) may be provided in the footnotes to the unaudited financial statements; and”

c) The following amendments are made to Section 4.02(h) of the Indenture (amended texts of the Indenture are shown in quotation marks below, with additions shown in bold underline and deletions shown in ~~bold strikethrough~~):

“At its election, the Parent may provide consolidated financial statements of a Parent Entity or Cumberland Farms Limited in lieu of those for the Parent, in which case references to the Parent in Section 4.02(a) will be deemed to be references to ~~the~~such Parent Entity or Cumberland Farms Limited, as applicable; provided that (i) if the consolidated financial statements of the Parent Entity are included in such report, a description of material differences between the consolidated financial statements of the Parent Entity and the Parent shall be included for the relevant period and (ii) if the consolidated financial statements of Cumberland Farms Limited are included in such report, a full reconciliation of the consolidated financial statements of Cumberland Farms Limited and the Parent shall be included for the relevant period.”

d) The following amendments are made to Section 4.04(e)(2) of the Indenture (amended texts of the Indenture are shown in quotation marks below, with additions shown in bold underline):

“neither the Parent nor any Restricted Subsidiary will, directly or indirectly, effect any distribution, dividend or other payment (including by way of stock redemption, loan, guarantee or other advances) to any direct or indirect shareholder of the Parent, including holders of Preferred Stock of Optima Bidco (Jersey) Limited and, in each case, their Affiliates and Related Persons (for the avoidance of doubt, other than the Parent and its Subsidiaries) other than (i) amounts required for any Holding Company to pay any Related Taxes or (ii) the surrender of accrued tax losses up to an aggregate amount of £230 million;

3. WAIVERS AND INSTRUCTIONS. Pursuant to Section 9.02 of the Indenture and the Issuer’s receipt of the Required Consents, all holders and every subsequent holder of the Notes shall be bound by:

a)

a waiver of any Defaults or Events of Default under the Indenture arising as a result of (i) the Issuer’s obligation under Section 4.07 of the Indenture to make an Asset Disposition Offer to repurchase the Notes as a result of the Asset Sales, (ii) the use of the Net Available Cash received in connection with the Asset Sales without making a pro rata offer to Holders to purchase their Notes in accordance with the provisions set forth in the Indenture for an Asset Disposition Offer, and (iii) any further Asset Disposition Offers that may be required in connection with the Asset Sales.

4. ANCILLARY CONSENTS. The holders of the Notes, by delivery of their Required Consents:

a) Have authorized, directed, instructed and requested the Trustee to enter into this Supplemental Indenture to give effect to the Proposed Amendments and the Proposed Waivers; provided that the holders will not hold the Trustee, its employees, officers, directors, affiliates, and agents, predecessors and successors liable for entry into this Supplemental Indenture and that the Issuer will indemnify the Trustee against any and all losses, liabilities and expenses incurred by each of them arising out of or in connection with the entry into this Supplemental Indenture; and

b) Have authorized, directed, instructed and requested the Trustee to effect and implement the Proposed Amendments and the Proposed Waivers and to enter into such other documents to the extent such other documents are or may be necessary or expedient to give effect to the Proposed Amendments and the Proposed Waivers and have empowered, authorised and requested the Trustee to take such other action as may be necessary to give effect thereto.

5. RATIFICATION AND EFFECT. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

6. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Notes, the Indenture, the Notes Guarantees, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

7. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES AND THE NOTES GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

EG GLOBAL FINANCE PLC, as the Issuer

By:	/s/ Russel Colaco
Name: Russel Colaco
Title: Director

[Signature Page to Fifth Supplemental Indenture]

DEUTSCHE TRUSTEE COMPANY LIMITED, as the Trustee

By:	/s/ Robert Bebb
Name: Robert Bebb
Title: Associate Director

By:	/s/ Adam Wilson
Name: Adam Wilson
Title: Associate Director

[Signature Page to Fifth Supplemental Indenture]